Exhibit 10.11

NEW FRONTIER CORPORATION

23rd Floor, 299 QRC

287-299 Queen’s Road Central

Hong Kong

June 27, 2018

New Frontier Capital II Ltd.

23rd Floor, 299 QRC

287-299 Queen’s Road Central

Hong Kong

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between New Frontier Corporation (the “Company”) and New Frontier Capital II Ltd. (the “Provider”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(1)   The Provider shall make available to the Company, at 23rd Floor, 299 QRC, 287-299 Queen’s Road Central, Hong Kong (or any successor location of the Provider), certain office space, secretarial support and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Provider the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(2)   The Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of Hong Kong applicable to contracts wholly performed within its borders of such state, without giving effect to the conflict of law principles thereof.

[Signature page follows]

Very truly yours,

NEW FRONTIER CORPORATION

By:	/s/ Carl Wu
Name: Carl Wu
Title: Chief Executive Officer

AGREED AND ACCEPTED BY:

NEW FRONTIER CAPITAL II LTD.

By:

By:	/s/ Carl Wu
Name: Carl Wu
Title: Authorized Signatory

[Signature Page to Administrative Services Agreement]